KPMG LLP Suite 2100 1003 Bishop Street Honolulu, HI 96813-6400 May 17, 2018 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Central Pacific Financial Corp. and, under the date of February 28, 2018, we reported on the consolidated financial statements of Central Pacific Financial Corp. as of and for the years ended December 31, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2017. On May 16, 2018, we were dismissed. We have read Central Pacific Financial Corp.’s statements included under Item 4.01 of its Form 8-K dated May 16, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Central Pacific Financial Corp.'s statements that 1) the change was approved by Central Pacific Financial Corp.’s Audit Committee or 2) Crowe Horwath LLP was not consulted regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Central Pacific Financial Corp.’s consolidated financial statements, and neither a written report nor oral advice was provided to Central Pacific Financial Corp. that Crowe Horwath LLP concluded was an important factor considered by Central Pacific Financial Corp. in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K and the related instructions, respectively). Very truly yours, KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.